UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form	8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 2, 2026
NEXTDECADE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36842	46-5723951
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana Street, Suite 3300
Houston, Texas		77002
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (713) 574-1880
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, $0.0001 par value	NEXT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On July 2, 2026, Rio Grande LNG, LLC, a Texas limited liability company (“RGLNG”) and an indirect subsidiary of NextDecade Corporation (“NextDecade” or the “Company”), completed its previously announced offering of $1,000 million aggregate principal amount of 5.250% Senior Secured Notes due 2031 (the “2031 Notes”), $500 million aggregate principal amount of 5.500% Senior Secured Notes due 2034 (the “2034 Notes”), $1,250 million aggregate principal amount of 5.750% Senior Secured Notes due 2036 (the “2036 Notes”) and $750 million aggregate principal amount of 6.150% Senior Secured Notes due 2041 (the “2041 Notes” and together with the 2031 Notes, the 2034 Notes and the 2036 Notes, the “Notes”).

The Notes were issued pursuant to an indenture, dated as of July 2, 2026, between RGLNG and Wilmington Trust, National Association, as Trustee (the “Indenture”). RGLNG intends to use the net proceeds from the offering of the Notes to (i) repay a portion of the outstanding borrowings under its existing credit agreements and (ii) pay related fees and expenses thereto.

The Notes were offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or the securities laws of any state.

RGLNG will pay interest on the 2031 Notes, 2036 Notes and 2041 Notes semi-annually in cash in arrears on December 30 and June 30 of each year, beginning on December 30, 2026. RGLNG will pay interest on the 2034 Notes semi-annually in cash in arrears on January 30 and July 30 of each year, beginning on January 30, 2027. The 2031 Notes will bear interest at the rate of 5.250% and mature on June 30, 2031. The 2034 Notes will bear interest at the rate of 5.500% and mature on January 30, 2034. The 2036 Notes will bear interest at the rate of 5.750% and mature on June 30, 2036. The 2041 Notes will bear interest at the rate of 6.150% and mature on June 30, 2041.

At any time or from time to time prior to one (1) month (in the case of the 2031 Notes), two (2) months (in the case of the 2034 Notes), three (3) months (in the case of the 2036 Notes) or six (6) months (in the case of the 2041 Notes) prior to the applicable maturity date, RGLNG may redeem the applicable notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes, plus a “make‑whole” premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. At any time or from time to time on or after one (1) month (in the case of the 2031 Notes), two (2) months (in the case of the 2034 Notes), three (3) months (in the case of the 2036 Notes) or six (6) months (in the case of the 2041 Notes) prior to the applicable maturity date, RGLNG may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The Indenture is a senior secured debt instrument under the Common Terms Agreement, dated as of July 12, 2023, as amended (the “Common Terms Agreement”), by and among RGLNG, each senior secured debt holder representative that is a party thereto, and MUFG Bank, Ltd., as the P1 intercreditor agent. The Notes are senior secured obligations of RGLNG and rank pari passu with all of RGLNG’s existing and future indebtedness that is senior and secured by the same collateral securing the Notes, including all obligations under the other senior secured debt instruments pursuant to the Common Terms Agreement.

The Indenture also contains customary terms and events of default and certain covenants that, among other things, limit RGLNG’s ability to incur additional indebtedness, make certain investments or pay dividends or distributions on equity interests or subordinated indebtedness or purchase, redeem, or retire equity interests, sell or transfer assets, incur liens, dissolve, liquidate, consolidate, merge, or sell or lease all or substantially all of RGLNG’s assets. The Indenture further requires RGLNG to submit certain reports and information to the Trustee and the holders of the Notes. The Company expects to post RGLNG's quarterly financial information on its website in connection with this reporting requirement. With respect to certain events, including a change of control event and receipt of certain proceeds from asset sales, events of loss or liquidated damages, the Indenture requires RGLNG to make an offer to repurchase the Notes at 101% (with respect to a change of control event) or par (with respect to each other event), in each case, on the terms specified in the Indenture. The Indenture covenants are subject to a number of important limitations and exceptions, including the terms and covenants contained in the Common Terms Agreement. A copy of the Indenture will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2026.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 2, 2026

NEXTDECADE CORPORATION

By:	/s/ Vera de Gyarfas
Name: Vera de Gyarfas
Title: General Counsel